EXHIBIT 99.1

Issuer Direct Announces Third Quarter Results

CARY, N.C., Oct. 28, 2009 (GLOBE NEWSWIRE) -- Issuer Direct Corporation (OTCBB:ISDR), a market innovator of issuer focused services to public companies, today announced financial results for its third fiscal quarter ended September 30, 2009. Additionally, the company anticipates filing its third quarter results with the Securities and Exchange Commission before market close today.

Net income for the quarter ended September 30, 2009 increased 4.5% to $326,433 compared to $312,377 for the same period last year. Total revenue for the nine month period ended September 30, 2009 increased 48% to $1,564,777, over the comparable period in 2008. Net income (loss) totaled $9,958, or $0.00 per share for the period ended September 30, 2009, as compared to a net loss of $988,975, or $(0.06) per share, in the comparable period in 2008.

"Our results for the current period were slightly lower than we anticipated -- unfortunately there were delays and business changes that were not attributable to our operations but rather unexpected client/vendor project delays," stated Brian Balbirnie, Chairman and Chief Executive Officer of Issuer Direct Corporation. "Overall, we remain pleased with this year's performance and look forward to another quarter of balance sheet improvements and top line revenue growth."

About Issuer Direct Corporation:

Issuer Direct Corporation ("IDC") is a market leader and innovator in public company products and services. As an issuer services focused company, Issuer Direct alleviates the complexity of maintaining compliance through integrated products and services that help companies produce and distribute their financial and business communications both online and in print. As a shareholder compliance company, Issuer Direct is dedicated to assisting corporate issuers in an ever-changing regulatory environment and to comply with the myriad of rules imposed by regulatory bodies.

The Issuer Direct logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4547

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words "believe," "anticipate," "estimate," "expect," "intend," "plan," "project," "prospects," "outlook," and similar words or expressions, or future or conditional verbs such as "will," "should," "would," "may," and "could" are generally forward-looking in nature and not historical facts. These forward looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. We disclaim any intention to, and undertake no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact our forward-looking statements, please see the Company's Annual Report on Form 10-K for the year ended December 31, 2008, including but not limited to the discussion under "Risk Factors" therein, filed with the SEC, which you may view at www.sec.gov.

CONTACT:

Issuer Direct Corporation

Brian Balbirnie

919-481-4000